[NEBRASKA BOOK COMPANY LOGO]


FOR IMMEDIATE RELEASE                       CONTACT:     Alan Siemek
                                                         Chief Financial Officer
                                                         402-421-0499
                                                         asiemek@nebook.com
--------------------------------------------------------------------------------

                NBC ACQUISITION CORP. REPORTS FISCAL YEAR RESULTS


LINCOLN, NEB., June 21, 2006 - NBC Acquisition Corp., the parent company of Nebraska Book Company Inc., today announced results for its fiscal year ended March 31, 2006. For the year, consolidated revenues were a record $420.1 million, up $18.0 million from $402.2 million in the fiscal year ended March 31, 2005. Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) for the 2006 fiscal year were $61.2 million, up 0.3% from $61.0 million in the prior fiscal year. After adding back a $0.5 million one-time bonus related to the Company's restricted stock plan, EBITDA was $61.7 million. Net income decreased $1.6 million primarily due to increased interest expense.

Mark Oppegard, President and CEO, Nebraska Book Company said, "We are pleased with the operating results of Nebraska Book Company but we continue to challenge ourselves to increase our performance and grow our organization. The overall textbook marketplace is becoming more challenging. Our industry is undergoing change due to increased competition for student transactions and the increased use of technology, however, we believe we are well positioned to meet those challenges and deliver the products and services our customers demand. Our recently completed acquisition of College Bookstores of America, or CBA, makes us an even stronger, more competitive company in the contract management part of our industry and we remain excited about the future prospects for Nebraska Book Company."

The Company's record revenues included $292.1 million from the College Bookstore division (up 10.8%), $132.6 million from the Textbook division (down 1.0%), and $26.7 million from the Complementary Services division (down 21.0%). Such revenues included inter-company revenues of $31.2 million. Revenues in the College Bookstore division increased due to acquisitions as same store sales for the year ended dated March 31, 2006 were flat. Revenues in the Textbook division decreased due to an increase in returns and a small decrease in units sold offset partially by price increases. Revenues in the Complementary Services division decreased due to lower revenues in the distance education business that was partially offset by higher revenues from the systems and consulting businesses.

Consolidated gross profit was a record $169.2 million for the fiscal year ended March 31, 2006, an increase of $7.7 million or 4.8% over the prior fiscal year. Gross margin was 40.3% for the 2006 fiscal year, a slight increase from the prior fiscal year margin of 40.2% as a slight decline in the College Bookstore division was offset by small increases in the Textbook and Complementary Services divisions. Total operating expenses were $121.7 million in fiscal 2006, an increase of $8.0 million over the prior fiscal year $113.7 million. The increase in operating expenses was primarily due to continued growth of the company which prompted an increase of $3.4 million in personnel costs, $1.4 million in advertising expense, and $2.0 million in rent.

Net interest expense was $34.1 million, an increase of $3.0 million compared to the prior fiscal year. The increase was due to an approximate 2% increase in the average interest rate on the Company's Term Loans and a $0.6 million increase in original issue discount amortization on the Company's Senior Discount Notes, offset partially by higher interest income and a $0.5 million gain on an interest rate swap agreement.

EBITDA (excluding corporate costs) for each of the Company's operating divisions in fiscal year 2006 was $36.1 million in the College Bookstore division, an increase of $1.4 million or 4.2% over the prior fiscal year, $31.9 million in the Textbook division, a decrease of $0.2 million compared to the prior fiscal year, and $1.2 million in the Complementary Services division, a decrease of $0.6 million compared to the prior fiscal year entirely due to lower results in the distance education business.

At March 31, the Company was operating 139 locations around the country and the addition of the College Bookstores of America locations brings the total store count to approximately 240. The Company also announced that, in addition to the CBA stores, subsequent to year end it has acquired or agreed to contract manage bookstores at 10 more locations across the country, including large contract managed stores at Cleveland State University in Cleveland Ohio, Jefferson State Community College in Birmingham Alabama and Chattanooga State Technical Community College in Chattanooga Tennessee. These 10 locations have full year annual revenues of approximately $20 million.



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NBC ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


                                               --------------     --------------
                                                 Year Ended         Year Ended
                                               March 31, 2006     March 31, 2005
                                               --------------     --------------
REVENUES, net of returns                       $ 420,107,899      $ 402,154,340

COSTS OF SALES (exclusive of depreciation
shown below)                                     250,914,049        240,638,133
                                               -------------      -------------

  Gross profit                                   169,193,850        161,516,207

OPERATING EXPENSES:

  Selling, general and administrative            107,990,817        100,513,028

  Depreciation                                     4,912,731          4,907,843

  Amortization                                     8,762,398          8,258,500
                                               -------------      -------------

                                                 121,665,946        113,679,371
                                               -------------      -------------

INCOME  FROM OPERATIONS                           47,527,904         47,836,836

OTHER EXPENSES (INCOME):

  Interest expense                                35,930,981         31,724,914

  Interest income                                 (1,274,836)          (638,935)

  Gain on derivative financial instruments          (525,000)                --
                                               -------------      -------------

                                                  34,131,145         31,085,979
                                               -------------      -------------

INCOME  BEFORE INCOME TAXES                       13,396,759         16,750,857


INCOME TAX EXPENSE                                 5,526,552          7,304,221
                                               -------------      -------------

NET INCOME                                     $   7,870,207      $   9,446,636
                                               =============      =============





SELECTED BALANCE SHEET DATA:                         March 31, 2006       March 31, 2005
----------------------------                         --------------       --------------
Cash & cash equivalents                                $ 33,382,722         $ 31,224,343
Receivables                                              37,760,786           30,953,133
Inventories                                              74,878,442           72,559,962
Identifiable intangibles, net of amortization           145,292,628          152,650,661
Goodwill                                                293,049,842          284,898,526
Total assets                                            647,079,304          629,166,142
Total long-term debt                                    414,255,796          409,745,986
Stockholders' equity                                    133,157,360          123,808,785

EBITDA for the years ended March 31, 2006 and 2005 and the corresponding change in EBITDA were as follows:


                                     Year Ended        Year Ended                 Change
                                   March 31, 2006    March 31, 2005        Amount       Percentage
                                   --------------    --------------     ------------    ----------
Bookstore Division                  $ 36,056,380      $ 34,607,848      $  1,448,532         4.2%
Textbook Division                     31,938,743        32,181,393          (242,650)       (0.8)%
Complementary Services Division        1,220,529         1,805,367          (584,838)      (32.4)%
Corporate administration              (8,012,619)       (7,591,429)         (421,190)        5.5%
                                    ------------      ------------      ------------        ----
                                    $ 61,203,033      $ 61,003,179      $    199,854         0.3%
                                    ============      ============      ============        ====


As the Company is highly-leveraged and its equity is not publicly-traded, it believes that a non-GAAP financial measure, EBITDA, is useful in measuring its liquidity and provides additional information for determining its ability to meet debt service requirements. The Senior Subordinated Notes, Senior Discount Notes, and Senior Credit Facility also utilize EBITDA, as defined in those agreements, for certain financial covenants. EBITDA does not represent and should not be considered as an alternative to net cash flows from operating activities as determined by GAAP, and EBITDA does not necessarily indicate whether cash flows will be sufficient for cash requirements. Items excluded from EBITDA, such as interest, taxes, depreciation and amortization, are significant components in understanding and assessing the Company's financial performance. EBITDA measures presented here may not be comparable to similarly titled measures presented by other companies.

The following presentation reconciles EBITDA with net cash flows from operating activities and also sets forth net cash flows from investing and financing activities:


                                                  --------------       --------------
                                                    Year Ended           Year Ended
                                                  March 31, 2006       March 31, 2005
                                                  --------------       --------------
EBITDA                                            $   61,203,033       $  61,003,179
Adjustments to reconcile EBITDA to net cash
flows from operating activities:
  Interest income                                      1,274,836             638,935
  Provision for losses on receivables                    231,497             315,958
  Cash paid for interest                             (27,874,705)        (26,320,272)
  Cash paid for income taxes                          (9,589,439)         (4,946,343)
  Loss on disposal of assets                              90,263              68,065
 Changes in operating assets and liabilities,
 net of effect of acquisitions/disposals              (2,914,479)         (3,572,332)
                                                  --------------       -------------
Net Cash Flows from Operating Activities          $   22,421,006       $  27,187,190
                                                  ==============       =============
Net Cash Flows from Investing Activities          $  (17,969,948)      $    (747,555)
                                                  ==============       =============
Net Cash Flows from Financing Activities          $   (2,292,679)      $ (28,491,473)
                                                  ==============       =============

Please note that this press release, including the reconciliation of the differences between net cash flows and EBITDA can also be found on the "Financial Information" page of the Company's corporate web site at http://www.nebook.com/our_company/financial.asp.

NBC Acquisition Corp.'s financial results conference call will be Thursday, June 22nd at 9:00 a.m. CST (10:00 a.m. EDT). Participants will be Mark Oppegard, President and Chief Executive Officer, Barry Major, Chief Operating Officer, and Alan Siemek, Chief Financial Officer.

The call can be accessed by calling 888-400-7916. A replay of the call will be available from 12:30 p.m. CST on June 22nd, 2006 until 11:59 CST on June 29th, 2006 by calling 800-475-6701. The access code is 833115.

About Nebraska Book Company

Nebraska Book Company began in 1915 with a single bookstore near the University of Nebraska campus but now serves more than 1.5 million students through its network of over 240 stores located across the country. Our Textbook Division serves more than 2,500 bookstores through the sale of over seven million textbooks, and our Complementary Services Division has installed more than 1,600 technology platforms and e-commerce sites. Additional information about Nebraska Book Company can be found at the company's website: www.nebook.com.


"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of
1995

This press release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of the Company and statements preceded by, followed by or that include the words "may," believes," "expects," "anticipates," or the negation thereof, or similar expressions, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements which address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to volume and revenue growth, earnings per share or EBITDA growth or statements expressing general optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause the actual performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Several important factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. The factors that could cause actual results to differ materially include, but are not limited to, the following: increased competition from other companies that target the Company's markets and from alternative media and alternative sources of textbooks for students; digital content sold directly to students; increased competition for the purchase and sale of used textbooks from student to student transactions; inability to successfully acquire or contract-manage additional bookstores or to integrate those additional stores; inability to cost-effectively maintain or increase the number of contract-managed stores; inability to purchase a sufficient supply of used textbooks; changes in pricing of new and/or used textbooks; loss or retirement of key members of management; the impact of seasonality of the wholesale and bookstore operations; increases in the Company's cost of borrowing or inability to raise or unavailability of additional debt or equity capital; changes in general economic conditions and/or in the markets in which the Company competes or may, from time to time, compete; and other risks detailed in the Company's Securities and Exchange Commission filings, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.